Exhibit 14.1

VISANT™

VISANT HOLDING CORP. AND SUBIDIARIES

Business Conduct and Ethics Principles

TABLE OF CONTENTS

Introduction	3

Reporting Concerns	4

Conflicts of Interests	5
Disclosing Possible Conflicts of Interest	5
Gifts and Entertainment	5
Consultants	6
Political Activities and Contributions	6

Keeping Accurate Business Records	7

Protection and Use of Company Assets	8
Protecting Company Assets	8
Using Computer and Other Electronic Resources Appropriately	8
Preventing Fraud and Theft	8

Protecting Intellectual Property and Confidential Information; Privacy	9
Intellectual Property	9
Confidential Information	9
Privacy	10

Fair Dealing and Competition and Complying with Antitrust Laws	11
Customers	11
Suppliers	11
Competitors and Competitive Information	11
Complying with Competition and Antitrust Laws	11
Public Communications	12

Protecting Employee Health and Safety and the Environment	13

Employment Practices and Discrimination	14

Interacting with the Government	15

Conducting Business Internationally; Foreign Corrupt Practices Act	16
Foreign Corrupt Practices Act; Prohibition of Corrupt Practices	16
Other Laws Governing our International Business	16

Securities Laws; Complying with Insider Trading Laws	17

HHashreklwher

2011	2

Introduction

This statement of Business Conduct and Ethics Principles describes key guiding principles for the conduct of business by Visant Holding Corp. and its subsidiaries in an effort to promote our core values of honesty, fair dealing, integrity and ethical business practices and to ensure compliance with applicable laws. Because this is a statement of the principles under which we strive to do business, we refer to it as our code of conduct.

We have recently revamped the code to make it easier to use and follow but you will find that the message and principles are the same. Please familiarize yourself with this new format (read it in its entirety) and ensure that you understand and can follow the principles set forth in performing your duties for the company. If you have any questions please contact your supervisor, human resources representative and/or legal department representative until you have received a satisfactory understanding.

These principles apply to all of our directors, officers, employees, independent sales representatives and other persons doing business on our behalf, which we refer to as “employees” for ease of reading. We also refer to our Chief Executive Officer, our principal financial officer, our principal accounting officer and our corporate controller as our “principal financial officers”.

The principles stated in this code do not necessarily include all the applicable company standards and policies nor are they meant to be a complete explanation of the laws that are applicable to our company and our employees in the U.S. or any other country in which we may do business, and employees are expected to comply with applicable laws whether or not highlighted in this code. This code is not meant to be a comprehensive rulebook and cannot address every situation you may face. The exercise of good judgment and high ethical standards should always guide your conduct.

We maintain policies, processes, audit procedures and internal controls to prevent violations of law, support compliance with and detect violations of company policy and applicable law. However, if you are concerned about whether specific conduct or a given situation meets applicable law or the company’s principles, please speak with your supervisor, manager or other appropriate personnel. The company will not tolerate retaliation against any employee reporting a good faith concern of a violation of law or company policy. Supervisors are responsible for reporting to senior management and the legal department any suspected or actual wrongdoing which they detect or which is brought to their attention.

Our reputation, success and the goodwill which we have built over many years rests on doing business in an honest, ethical and legal manner. A violation of the law may subject the company and the individual employee involved to civil liability, damages, fines, penalties, regulatory sanction and/or criminal prosecution and can hurt the reputation and goodwill of the company. An employee who fails to comply with applicable law and the principles set out in this code may be subject to disciplinary action, up to and including termination, depending on the facts and circumstances of the particular situation.

An executive officer of the company must approve a waiver under this code for employees. A waiver under this code for any director, executive officer or other principal financial officer may be made only by our Board of Directors (or the appropriate committee of our Board of Directors) and will be disclosed as required by applicable law or regulation.

The company asks its principal financial officers to confirm annually their familiarity and compliance with the principles under this code. Similarly, other employees are asked on a periodic basis to confirm their familiarity and compliance with the policies. All new employees are given a copy of this code and are informed that compliance with this code is a condition of employment.

2011	3

Reporting Concerns

If you believe that a violation of law or company policy may have occurred you should promptly report the concern to your supervisor or to a representative of the local human resources department or legal department. If your supervisor or local HR representative cannot answer your question or you do not feel comfortable contacting your supervisor or local HR representative, please contact the company’s Chief Legal Officer either in writing sent to the attention of Chief Legal Officer, Visant Corporation, 357 Main Street, First Floor, Armonk, New York 10504, or by telephone at 914-595-8211. You also have the option to make an anonymous report through the hotline, the details for which are provided below.

If you are a supervisor, manager or HR representative and you have received information from an employee concerning activity that he or she believes may violate law or company policy, you should report the matter to a member of the legal department promptly.

Making a report in good faith regarding a possible violation of law or company policy by another party will not subject you to retaliation or penalty.

The hotline is available 24 hours a day, 7 days a week at 1-877-VISANT4 (1-877-847-2684) (or 1-866-553-JOST (1-866-553-5678) if you are a Jostens employee, representative or contractor and would prefer to use the Jostens dedicated line) to report a possible violation of company policy or applicable law. For employees calling from the Dominican Republic, the hotline number is 1-888-751-8519. You will not be required to reveal your identity in calls to the hotline and will be able to call back to follow-up on the status of your report. Please be sure to provide a reasonable level of information and detail when making your call to aid in the investigation of the report (this does not mean, however, that you should attempt to investigate the matter on your own). All reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances.

If you have a question or concern regarding applicable law or company policy, including those set forth in this code, you are encouraged to direct your question to a member of the legal department.

2011	4

Conflicts of Interests

Disclosing Possible Conflicts of Interest

A conflict of interest may arise when an employee takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Such an interest may include a financial, business, family, civic, or professional interest outside your employment which may be in conflict with or make it difficult for you to put the interest of the company first. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the legal department. Your supervisor (in coordination with the legal department) will work with you to determine whether the situation may give rise to a conflict of interest and, if so, how best to address it. The following examples are provided to illustrate some (but not all) circumstances in which conflicts of interest may arise.

•	Financial

Financial conflicts of interest may arise in situations when an employee or a relative is employed by, serves as a director of, provides services to or obtains any loan or guarantee of personal obligation from, or has a financial interest in, a company that is our customer, supplier or competitor.

•	Corporate Opportunities

As an employee of our company, you have an obligation to advance the company’s interests when the opportunity to do so arises. Corporate opportunities may arise if you discover or are presented with a business opportunity through the use of company property or information or because of your position with the company. You should first present the business opportunity to the company before pursuing (or directing a third party to pursue) the opportunity in your individual capacity for personal gain or on behalf of a third party.

•	Employment

An employee’s primary employment obligation is to the company. A conflict of interest may arise when an outside activity, such as a second job, self-employment, board membership for another entity, or running for political office, interferes or may interfere with an employee’s activities for the company.

Gifts and Entertainment

Gifts and entertainment should not compromise, or reasonably appear to compromise, your ability or another party’s ability to make objective and fair business decisions. Gifts or entertainment to or from customers or suppliers may be considered appropriate only if the gift or entertainment is conducted for valid business purposes, and would not be viewed as an inducement to or reward for any particular business decision. Any gift or entertainment should be consistent with good customary business practices, not excessive in value and not in conflict with any gift policy or restriction the proposed recipient is subject to.

Under no circumstance may a gift of cash be received or given.

Gifts and entertainment may not be offered to or exchanged under any circumstances with any employee of the Federal, state or local governments. Restrictions are also imposed on dealings with foreign government officials, including under the Foreign Corrupt Practices Act which is discussed in further detail in this code. There are also other public, as well as private, companies and institutions that have established their own internal rules regarding the acceptance of gifts or entertainment. You should

2011	5

become familiar with any such restrictions affecting those with whom they deal to ensure that you do not compromise the other party’s employment.

Be sure to be aware of local custom and legal requirements on the giving/receiving of gifts in any country where you may be doing business. There are some cases where refusal of a valuable gift would be offensive to the person offering it. This is particularly true when employees are guests in another country and the gift is something from that country offered as part of a public occasion. In these cases, the employee to whom the gift was offered may accept the gift on behalf of the company, report it to management and turn it over to the company.

Consultants

Whenever it becomes necessary to engage the services of an individual or firm to consult for or represent the company, special care must be taken to ensure that no conflicts of interest exist between the company and the person or firm to be retained and that outside consultants and agents of the company are reputable and qualified. Consultants and other persons acting on behalf of the company are required to comply with applicable law and company policies, including policies regarding the protection of company property and information, when conducting business with or for the company. These requirements should be reflected in the consultant’s written agreement with the company.

Political Activities and Contributions

The company encourages its employees to participate in the political process as individuals and on their own time, provided that when you participate in political matters, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the company. For example, company letterhead should not be used to send out personal letters in connection with political activities.

Federal and state contribution and lobbying laws limit the contributions the company can make to political parties or candidates. It is company policy that company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by senior management and the legal department. Any political contribution you wish to make should be made in your own name.

If you desire to run for a local political office, you are asked to consult with management to discuss any possible conflict of interest that may arise.

2011	6

Keeping Accurate Business Records

Accurate and reliable records are crucial to our business as business records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records may include things such as ordering information, payroll, timecards, travel and expense reports, e-mail, accounting and financial data, measurement and performance records and production records (in whatever form), maintained in the ordinary course of our business. Efforts should always be made to ensure that company records are complete, accurate and reliable in all material respects and retained in accordance with established policies and procedures.

To ensure appropriate business record maintenance, employees must not:

•	Falsify or cause others to falsify any company or customer documentation.

•	Omit or cause others to omit any fact that is necessary to prevent a statement from being inaccurate or misleading.

•	Alter or dispose of any information during reasonably foreseeable or on-going litigation, investigations or audits, including if you have received a litigation hold notice.

As a company that publicly files reports with the U.S. Securities and Exchange Commission, we are subject to various securities laws, regulations and reporting obligations. Furthermore, other state and federal laws as well as our own policies and the terms of certain of our material agreements require the disclosure of accurate and complete information regarding the company’s business, financial condition and results of operations. All employees have a role in ensuring our financial integrity by:

•	Ensuring transactions are recorded accurately and in a timely manner to permit preparation of financial statements.

•	Understanding that undisclosed or unrecorded funds, payments or receipts are inconsistent with the company’s business practices and are prohibited.

•	Following the company’s internal control policies and procedures.

Principal financial officers and other employees working in the accounting and treasury functions have a special responsibility to ensure that our financial recording and reporting are fair, accurate, timely and understandable and these employees must cooperate with internal and external auditing and control functions.

2011	7

Protection and Use of Company Assets

Protecting Company Assets

It is important to protect the company’s assets and ensure their efficient use for legitimate business purposes only, including by:

•	Exercising reasonable care to prevent theft, damage or misuse of company property and reporting the actual or suspected theft, damage or misuse of company property to a supervisor.

•	Safeguarding electronic information and written materials from inadvertent access by others.

•	Using company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Using Computer and Other Electronic Resources Appropriately

The company’s computer resources are company assets. Examples of computer resources are all of the company’s processing hardware, software, networks and networking applications, and associated documentation, and telephone, voicemail, e-mail and other electronic communication systems, as well as all data and communications transmitted to or from or contained in the company’s electronic or telephonic systems. The primary purpose of these systems is in the furtherance of company business. Incidental personal use is permissible to the extent it does not unreasonably interfere with business needs and responsibilities and is otherwise lawful and not discriminatory. Employees are responsible for complying with the company’s policies regarding the use of electronic resources and communication systems. Where appropriate, applicable password requirements must be followed. In addition, employees should observe software licensing terms and requirements.

Material and information stored, processed, sent or received on company systems are the company’s property subject to monitoring and inspection by the company. Accordingly, employees should not have an expectation of privacy with respect to the use of the company’s electronic resources and communication systems or with respect to information stored or transmitted on company systems. To the extent permitted by law, the company has the ability, and reserves the right, to monitor and inspect all computer resources and electronic and telephonic communications and these communications may also be subject to disclosure to law enforcement or government officials.

Your attention is directed to the company’s IT appropriate use policy for a more detailed explanation of the company’s policies in this area.

Preventing Fraud and Theft

Company policy prohibits fraudulent activity and establishes procedures and controls to be followed to ensure that incidents of fraud and theft relating to the company, its property and interests are avoided or should they occur, promptly investigated, reported and, where appropriate, prosecuted. Employees who suspect that any fraudulent activity may have occurred must immediately report such concern to the legal department. The legal department should be contacted before any action is taken with respect to the individual accused of perpetrating the alleged business impropriety.

2011	8

Protecting Intellectual Property and Confidential Information; Privacy

Intellectual Property

The company’s intellectual property, including such things as trade secrets, trademarks, copyrights, patents, service marks and other proprietary information, is one of its most valuable assets, must be held and used in compliance with company-issued restrictions and non-company commercial or personal use thereof is prohibited. Employees’ protection and preservation of the company’s intellectual property is important to optimize its value and, as applicable, to maintain its secrecy. For example, unauthorized disclosures of innovations or ideas concerning products or manufacturing processes that may be eligible for patent, copyrights, trademark or other trade secret protection may jeopardize these valuable protections.

Intellectual property created on the company’s time and/or using the company’s resources belongs to the company and all rights to such developments and materials belong exclusively to the company.

Similarly, the company may use in the performance of its business intellectual property of third parties, and such use should only be in accordance with the rights granted to the company.

Confidential Information

The company’s confidential information includes information that is not generally known to the public and which, if disclosed without restriction, may benefit a competitor or be harmful to the company, its customers, suppliers or other business partners. Examples of our confidential information include non-public information such as the company’s strategic business, marketing and product plans; information regarding potential acquisitions, dispositions, joint ventures or restructuring activity; financial data; certain pricing, profitability and cost data; and research, development, inventions and new product design information. Unauthorized disclosure of confidential information may cause competitive harm to the company or its customers, suppliers or other business partners and may result in legal liability to you and the company.

Employees should safeguard and maintain the confidentiality of confidential information entrusted to them by the company or its business partners. Except as specifically authorized by the company, employees should not disclose or use, either during or after their employment or engagement by the company, any confidential information they receive or develop during the course of employment or other relationship with the company.

Care should be taken to not discuss confidential matters in the presence or within hearing range of unauthorized persons, such as in elevators (even on company property), restaurants, airplanes or other publicly accessible areas. Confidential information may be disclosed within the company only on a need-to-know basis (and subject to other restrictions as may apply to the specific information). Employees should not attempt to obtain confidential information that does not relate to their employment duties.

Where it is appropriate for business reasons to disclose confidential information to third parties, the legal department should be consulted in advance for preparation of an appropriate agreement that includes the necessary safeguards.

Please also refer to the section of this code concerning restrictions against the use of material, non-public information in connection with securities transactions.

2011	9

Privacy

The company protects individual consumer, medical, financial and other sensitive personal information that we collect from or maintain about personnel or individual consumers or customers by complying with applicable privacy and data protection laws, regulations and treaties. In order to protect such types of personal information:

•

Do not acquire, use, or disclose individual personnel, consumer or customer information in ways that are inconsistent with the company’s privacy policies, applicable laws or applicable contractual requirements.

•

Consult with the legal department before establishing or updating any system, process, or procedure to collect, use, disclose, or transmit individual personnel, consumer or customer information, medical or financial records, or other sensitive personal information.

2011	10

Fair Dealing and Competition and Complying with Antitrust Laws

Dealing fairly is an important part of fostering a culture of integrity and accountability and making our company one that our fellow employees, customers, suppliers and other stakeholders trust.

Customers

Our business success depends upon our ability to foster lasting customer relationships. The following guidelines should be kept in mind when dealing with customers:

•

Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information, including regarding the products, services, resources and capabilities of the company, to customers.

•	Employees should not refuse to sell, service or maintain products the company has produced simply because a customer is buying products from another supplier.

Suppliers

Our relationships with suppliers are based on price, quality, service and reputation, among other commercial factors. Employees dealing with suppliers should carefully guard their objectivity to not accept or solicit any personal benefit from a supplier that might compromise, or reasonably appear to compromise, their objective assessment of the supplier’s products and prices.

Competitors and Competitive Information

You should not make intentionally false statements about a competitor or unlawfully disparage or undermine the products or services of a competitor. Additionally, employees should not seek, obtain or use confidential information belonging to a competitor that has been obtained through unlawful means. If information that constitutes a trade secret or confidential information of another business is obtained by mistake, or if you have a question about the legality of any information gathering process, contact the legal department.

Complying with Competition and Antitrust Laws

We are committed to free and open competition in the marketplace. Antitrust laws are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Employees should avoid actions that are contrary to laws governing competitive practices in the marketplace, including applicable foreign, federal and state antitrust laws. In general, U.S. antitrust laws forbid agreements or actions that unreasonably restrain trade. Some of the most serious antitrust offenses occur as a result of unlawful agreements between competitors. The following are examples of types of agreements with competitors that have been found to violate U.S. antitrust laws:

•	Agreements on price or discounts/rebates.

•	Agreements to limit production or restrict the supply of services.

•	Dividing or allocating markets, territories or customers.

•	Refusing to sell or purchase products from third parties.

•	Limiting output or restricting delivery.

Countries outside the U.S. may have similar or more restrictive antitrust and competition laws with which the company may have to comply. Consult with the legal department when proposing to do business globally to ensure an understanding of the applicable requirements.

2011	11

Caution should be exercised in meetings with competitors to avoid any appearance of reaching an unlawful agreement with a competitor. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose, but employees should be mindful when competitors are present. If a topic is raised that you believe may violate antitrust laws or company policy you should excuse yourself from the discussion and notify a member of the legal department. Topics to avoid in communications with a competitor are: prices, costs, allocation of market share or sales territories and profits and profit margins. Violations of antitrust laws can carry severe consequences and may expose the company and employees to civil damages, criminal fines and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, contact the legal department promptly.

If an employee endorses a product produced by the company, U.S. Federal Trade Commission requirements obligate the employee to divulge their affiliation with the company.

Public Communications

The company places a high value on its credibility and reputation. What is written or said about us in the news media and investment community directly impacts our reputation, positively or negatively. We seek to provide timely, accurate and complete information in response to appropriate public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. Additionally, the company is subject to laws that govern the timing and content of our disclosures of material information to the public and others. Only certain designated employees are authorized to discuss the company or its business with the news media, securities analysts and investors. Therefore, all news media or other public requests for information regarding the company should be directed to the company’s investor relations and legal department employees. Press releases are to be released only following appropriate management and legal department review.

2011	12

Protecting Employee Health and Safety and the Environment

The company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to its employees, the environment and the communities in which we do business. Company employees have a responsibility to understand and comply with all applicable environmental, health and safety laws, regulations and company standards and practices that are relevant to their jobs and workplace. Employees whose jobs involve manufacturing should be particularly alert to the storage, disposal and transportation of waste, and handling of toxic materials and emissions into the land, water or air by following company policies and standards.

Employees have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in an illegal, unregulated discharge or emission of hazardous materials. Similarly, if you have a concern about an unsafe condition or practice or maintaining a safe work environment, please report these concerns immediately to your supervisor or the human resources department.

As part of the company’s commitment to maintaining the safety and security of the workplace, we require employees to comply with company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking or working under the influence of alcoholic beverages and possessing, using, selling or offering illegal drugs is prohibited while on duty or on the premises of the company. In order to maintain a drug and alcohol free workplace, testing of employees for such substances may occur as permitted by applicable law and company policy.

The company will not tolerate violence or threats of violence in, or related to, the workplace. Employees who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the company’s property or places the company’s business or employees at risk must immediately report the situation to their supervisor or the human resources department.

The company does not permit any individual to have a weapon of any kind whether while on the company property or off-site while on company business. The only exception to this policy applies to security personnel who are specifically authorized by company management to carry weapons.

2011	13

Employment Practices and Discrimination

The company values a diverse workforce and does not tolerate discrimination. It expects its employees to treat others with respect and dignity. We are committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination based on race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law.

The company will not tolerate harassment, whether physical or verbal harassment or intimidation. Harassment may include offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

Company employees are expected to comply with all applicable labor and employment laws and practices, including those concerning discrimination, harassment, hiring, age, freedom of association, privacy and collective bargaining, as well as company policies, that are relevant to their jobs.

If you have any complaints about behavior which you believe is discriminatory or harassing, please report such conduct to your supervisor or the human resources department immediately. All complaints will be treated with sensitivity and discretion. Your supervisor, the human resources department and the company will protect your confidentiality to the extent possible, consistent with law and the company’s need to investigate your concern.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the human resources department immediately.

You should contact the human resources or legal department if you have any questions.

2011	14

Interacting with the Government

The company is committed to conducting its business with all governments and their representatives in compliance with all applicable laws and regulations, including the special requirements that apply to government contracts and government transactions. In your interactions with the government, the same ethical standards should apply. You should keep in mind to always:

•	Be forthright and candid at all times and not intentionally misstate or omit any material information from any written or oral communication.

•	Exercise care in maintaining accurate records for and allocating costs to government contracts.

•	Not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for government employees.

•	Understand and comply with any special laws, rules and regulations that apply to your job position.

You should be in consultation with the legal department prior to and in connection with your communications with any governmental department or agency.

It is the company’s policy to cooperate with all reasonable requests concerning company operations from United States and foreign government agencies, such as the Federal Trade Commission, EEOC, Department of Labor and the Department of Justice. In dealing with any such requests:

•

Employees must immediately forward any such requests (whether in writing or made verbally), including requests for documents, interviews or access by government officials to company facilities, to the legal department before any responsive action is taken.

•	Employees are not typically permitted to contact any regulatory entity or any governmental authority on behalf of the company without prior approval of the legal department.

•

For those employees outside of the legal department who deal with regulatory entities and governmental authorities on a routine basis as part of their job function, referral to the legal department is appropriate where an inquiry or contact is out of the ordinary course of business or involves a potential legal or disciplinary action of any kind.

•	All inquiries or documents received from any attorney or legal representative not affiliated with the company should be immediately forwarded to the legal department.

2011	15

Conducting Business Internationally; Foreign Corrupt Practices Act

The company acknowledges and respects the diverse cultures, customs and business practices it encounters in the international marketplace and is committed to observing the laws of foreign jurisdictions in which it does business and to applying ethical standards in all of our business transactions, including those in foreign countries. We will comply with both the applicable U.S. laws and regulations that govern our operations and applicable local laws where we do business.

Foreign Corrupt Practices Act; Prohibition of Corrupt Practices

The company requires compliance with the anti-bribery and anti-corruption laws of the countries in which it does business, including the United States Foreign Corrupt Practices Act (the “FCPA”) but also including local anti-corruption laws such as the recently implemented U.K. Bribery Act. The FCPA prohibits the company and its employees and agents from offering or giving money, entertainment or transferring other value (which could include things like personal property or gifts), directly or indirectly, to win or retain business or to influence any act or decision of any foreign officials. This is not limited to your business with the government but may include a payment or transfer of value to a foreign official that may be made for the purpose of obtaining or retaining business with a non-government company. Foreign officials are persons acting in an official capacity for a foreign government, including employees of state-owned businesses (such as schools), persons acting on behalf of a public international organization (such as the U.N., the W.H.O. or the W.T.O.), representatives or candidates for foreign political office and the relatives or household members of the foregoing. It may not always be apparent that you are dealing with a government official or a business that may be government owned, and, accordingly, you should consult with the legal department with respect to any anticipated payment or giving of value. The anti-corruption prohibitions also extend to payments to sales representative or agents if there is reason to believe that the payment or transfer of value will be used indirectly for a prohibited payment to a foreign official. In order to ensure the legality of such a payment under local law, an employee must consult with the legal department in advance of beginning or conducting business in a foreign country or authorizing or making any such payment or transfer of value. This is an area of increasing scrutiny and regulation and penalties for violations can include severe personal penalties, fines and jail time, as well as financial and reputational harm to the company.

Other Laws Governing our International Business

Our business is subject to various U.S. and international trade control regulations, including licensing, shipping documentation, export and import documentation and reporting and record retention requirements. Certain requirements also apply to samples, products, documents or data that are going to be hand carried during foreign travel. Employees with significant responsibilities in our international businesses units have an additional responsibility to understand and comply with such applicable laws.

The company is also subject to U.S. anti-boycott laws and regulations, which prevent U.S. companies and their subsidiaries from taking action in support of a boycott imposed by a foreign country upon a nation that is friendly to the United States or to do business with certain sanctioned countries. These laws prohibit a variety of activities connected with boycotts or that might support such a boycott. Boycott laws often change and must be closely monitored. Please consult with the legal department in respect of any language that you may find in a purchase order or contract concerning boycotts.

2011	16

Securities Laws; Complying with Insider Trading Laws

Employees must not trade in the stock or other securities of the company or any other company while in possession of material, non-public information about the entity. Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Employees are also prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of the company on the basis of material, non-public information.

Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. As a rule of thumb, any information that may reasonably be expected to affect the value of stock or other securities should be considered material. Examples of information that may be material include:

•	Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations

•	Important new products or services

•	Pending or contemplated acquisitions or dispositions, including any such entity the company may be engaged in discussions with

•	Possible senior management changes or changes of control

•	Acquisition or loss of a significant customer or contract

•	Initiation or settlement of significant litigation

Company employees who obtain material, non-public information about another company in the course of their relationship with our company are also similarly prohibited from trading in the stock or securities of the other company while in possession of such information.

The laws against insider trading are specific and complex and a violation can result in severe fines and criminal penalties, as well as disciplinary action by the company. Any questions about information you may possess should be promptly brought to the attention of the legal department.

2011	17